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Hemispherx Biopharma’s Judgment Unanimously Affirmed Against Cato Capital

Company to Update and Pursue Collection of at least $770,852.76 in Attorney Fees and Costs Awarded to it in Delaware Contract Dispute

Wilmington, DE, August 26, 2015: Hemispherx Biopharma, Inc. (NYSE Amex: HEB) (the “Company” or “Hemispherx”) announced that on Friday the Third Circuit Court of Appeals upheld the Company’s successful defense of a case brought by Cato Capital, one of its former investment banks, thus affirming the trial court judgment Hemispherx obtained in September 2014, when the Company fully prevailed in a federal lawsuit brought against the Company following trial. The appellate panel affirmed the United States District Court for the District of Delaware, which had dismissed all claims against Hemispherx and subsequently ordered Cato to pay Hemispherx attorney’s fees and costs in the amount of $770,852.76.

The Company’s President, Thomas K. Equels, stated: “We are gratified that the distinguished panel vindicated our interpretation of the contract. Our lead counsel, James J. Black, III did an outstanding job interpreting this Delaware law based agreement, and properly navigating this dispute through the courts. Now, in furtherance of our corporate policy to seek redress against plaintiffs who bring meritless claims against the Company, we will pursue Cato Capital to the fullest extent of the law to collect on the award of attorney’s fees and costs.”

About Hemispherx Biopharma
Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include Alferon N Injection® and the experimental therapeutics Ampligen® and Alferon® LDO. Ampligen® is an experimental RNA nucleic acid being developed for debilitating diseases and disorders of the immune system, including Chronic Fatigue Syndrome and certain lethal viruses. Hemispherx’s platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Because both Ampligen® and Alferon® LDO are experimental in nature, they are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials. Hemispherx has patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection®), approved for sale in the U.S. and Argentina. The Company’s Alferon N approval in Argentina includes the use of Alferon N Injection (under the brand name “Naturaferon”) for use in any patients who fail or become intolerant to recombinant interferon, including patients with chronic active hepatitis C infection. The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products. For more information please visit www.hemispherx.net.

Forward-Looking Statements
The foregoing release contains forward-looking statements that can be identified by words such as "will be, investigative, interim" or similar terms, or by express or implied discussions regarding potential efficacy for Hemispherx’s Ampligen®, or regarding potential future revenues from Ampligen®.  You should not place undue reliance on these statements.  Such forward-looking statements are based on the current beliefs and expectations of Management regarding future events, and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that Ampligen® will receive regulatory approval or be commercially successful in the future.  In particular, management's expectations regarding Ampligen® could be affected by, among other things, the uncertainties inherent in research and development, including unexpected clinical trial results and additional analysis of existing clinical data; unexpected regulatory actions or delays or government regulation generally; the Company's ability to obtain or maintain proprietary intellectual property protection; general economic and industry conditions; global trends toward health care cost containment, including ongoing pricing pressures; unexpected manufacturing issues, and other risks and factors described in Hemispherx’s filings with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K on file with the U.S. Securities and Exchange Commission.  Hemispherx is providing the information in this press release as of this date and does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Disclosure Notice
The information in this press release includes certain “forward-looking” statements (explained below), including statements about the remaining steps to potentially gain regulatory approval of Ampligen® for the treatment of Chronic Fatigue Syndrome. The final results of these and other ongoing activities could vary materially from Hemispherx’s expectations and could adversely affect the chances for regulatory approval of Ampligen®. These activities and the ultimate outcomes are subject to a variety of risks and uncertainties, including but not limited to risks that (i) that the application may not be accepted by the appropriate regulatory agencies or such acceptance may be delayed and (ii) regulatory may ask for additional data, information or studies to be completed or provided prior to approval. Information contained in this news release, other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the strategies and operations of Hemispherx involve risk of competition, changing market conditions, changes in laws and regulations affecting these industries and numerous other factors discussed in this release and in the Company's filings with the Securities and Exchange Commission. The final results of these efforts could vary materially from Hemispherx's expectations. Collectability of court-ordered awards is similarly subject to various uncertainties, including reversal on appeal, lack of sufficient funds of the judgment debtor to satisfy the judgment, or bankruptcy of the judgment debtor, therefore there is no assurance that all or any portion of said award will be collected.